Exhibit 99.1
KINDER MORGAN REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

Increases Dividend For Sixth Consecutive Year

HOUSTON, April 19, 2023 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2825 per share for the first quarter ($1.13 annualized), payable on May 15, 2023, to stockholders of record as of the close of business on May 1, 2023. This dividend is a 2% increase over the first quarter of 2022.

The company is reporting first quarter net income attributable to KMI of $679 million, compared to $667 million in the first quarter of 2022; and distributable cash flow (DCF) of $1,374 million, compared to $1,455 million in the first quarter of 2022. Adjusted Earnings were $675 million for the quarter, versus $732 million in the first quarter of 2022.

“For the sixth year in a row, we are very pleased to announce another increase in the dividend we provide our shareholders,” said Executive Chairman Richard D. Kinder. “Shareholders continue to benefit from our long-standing corporate strategy: maintaining a strong investment-grade balance sheet, internally funding expansion opportunities, paying an attractive and growing dividend, and further returning value by repurchasing our shares on an opportunistic basis. In addition to increasing the dividend this quarter, the company repurchased approximately 6.8 million shares for $113 million at an average price of $16.62 per share.”

“Our extensive and interconnected network continued to generate strong earnings this quarter, particularly in our Natural Gas Pipelines and Terminals business segments,” said Chief Executive Officer Steve Kean. “Our natural gas pipeline network is composed of some 70,000 miles of interstate and intrastate pipelines that move about 40% of U.S. natural gas production, along with 700 billion cubic feet (Bcf) of natural gas storage, comprising 15% of total U.S. natural gas storage capacity.

“While the U.S. Congress debates much-needed infrastructure permitting reform, the system we operate under today makes it difficult to permit new natural gas pipelines in much of the country. That in turn increases the value of our existing natural gas pipeline systems, which results in a favorable recontracting environment,” continued Kean. “With a large portion of our existing natural gas pipeline network in Texas and Louisiana, we also benefit from our ability to expand to meet growing demand in the most infrastructure-friendly region of the country. In addition, our Products Pipelines and Terminals business segments benefit from built-in escalators in their tariffs and contracts.

“We are also continuing to execute on capital-efficient expansions of our existing natural gas pipeline systems. This quarter we made good progress on two such expansions. One will add approximately 550 million cubic feet per day (MMcf/d) of capacity to the Permian Highway Pipeline (PHP) system through additional compression with minimal new pipeline build. The other will increase capacity and reliability of services to Con Edison, a key business partner, by upgrading and adding compression facilities on the Tennessee Gas Pipeline (TGP) system in a critical region of the country.

“The company started the year strong, generating robust earnings and solid coverage of this quarter’s increased dividend. We generated earnings per share of $0.30 and DCF per share of $0.61,” said KMI President Kim Dang. “Despite higher interest expense versus the first quarter of 2022, earnings per share for the quarter were up 3%. DCF per share was down 5% as compared to the first quarter of 2022. In addition to higher interest expense, DCF was also impacted by higher sustaining capital expenditures versus the prior year period.

“KMI’s balance sheet is strong, as we ended the first quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.1 times, well below our target of approximately 4.5 times. Our project backlog at the end of the first quarter was $3.7 billion, up $400 million versus the fourth quarter of 2022. The most significant additions were $324 million in interstate natural gas pipeline expansion projects, including a project on the TGP system to assist a customer in retiring a coal-fired power generation facility. Excluding the CO2 business segment, where we have higher return thresholds than our other projects, we expect the remaining $3.3 billion in projects in the backlog to generate an average Project EBITDA multiple of approximately 3.5 times.

“With continued strong emphasis on our base business, we are also devoting roughly 86% of our project backlog to lower-carbon energy services, including natural gas as a substitute for higher emitting fuels, producer certified natural gas, renewable natural gas (RNG), renewable diesel (RD), and feedstocks associated with RD and sustainable aviation fuel,” continued Dang. “During the quarter, we made excellent progress on several projects in that category. Our Products Pipelines business segment finished work on new RD hubs in Northern and Southern California. Our Terminals business segment celebrated a ribbon-cutting at its renewable feedstock storage and logistics hub at KMI’s Harvey, Louisiana facility. That group also began work on providing new RD and sustainable aviation fuel feedstock storage and logistics services at our Geismar River Terminal in Geismar, Louisiana,” continued Dang.

“Further, our Energy Transition Ventures group is commissioning the Twin Bridges landfill RNG facility and is making good progress constructing the Liberty and Prairie View RNG facilities, as well as on converting the Autumn Hills facility to RNG production. All of these projects are making good on the commitment that our pivot in the energy evolution will be gradual and done at attractive returns for our shareholders.”

2023 Outlook

For 2023, KMI budgeted net income attributable to KMI of $2.5 billion ($1.12 per share) and expects to declare dividends of $1.13 per share, a 2% increase from the dividends declared for

2022. The company also budgeted 2023 DCF of $4.8 billion ($2.13 per share) and Adjusted EBITDA of $7.7 billion and to end 2023 with a Net Debt-to-Adjusted EBITDA ratio of 4.0 times, well below our long-term target of 4.5 times.

At this early stage in the year, we are leaving our 2023 budget guidance in place. So far, crude oil and natural gas prices have been below our full year 2023 budget assumptions of $85 and $5.50 respectively, with strong performance in our overall business expected to substantially offset the weaker pricing to date and the forward curve for the balance of the year.

This press release includes Adjusted Earnings and DCF, in each case in the aggregate and per share, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, free cash flow (FCF) and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was up in the first quarter of 2023 relative to the first quarter of 2022, primarily on higher contributions from our Texas Intrastate system, from Midcontinent Express Pipeline, from El Paso Natural Gas (EPNG) and from most of our gathering system assets,” said Dang.

Natural gas transport volumes were up 3% compared to the first quarter of 2022, primarily from increases on EPNG due to returning a pipeline to service, cooler weather, and the retirement of a coal-fired power plant. Natural gas gathering volumes were up 18% from the first quarter of 2022 primarily from our Haynesville and Eagle Ford systems.

“Contributions from the Products Pipelines business segment were down compared to the first quarter of 2022 largely due to the impact in the prior year period of sharply rising commodity prices, primarily impacting our transmix business, as well as a gain on a land sale. Results were also impacted by lower volumes in our crude and condensate business, down 5% in total, primarily on Double H Pipeline due to unfavorable basis differentials, while total refined products volumes were flat compared to the first quarter of 2022. The crude and condensate business was also impacted by lower recontracting rates in the Eagle Ford. These were partially offset by rate escalations across numerous assets,” Dang said. “Gasoline volumes were above the comparable period last year by 1% and diesel volumes were down 11%. Jet fuel volumes continued their strong rebound, up 12% versus the first quarter of 2022.

“Terminals business segment earnings were up compared to the first quarter of 2022. Our bulk business benefited from rate escalations and continued strength in volumes for export coal and petroleum coke as well as higher steel volumes compared to the prior year period. Our liquids business was up modestly on contributions from growth projects placed in service and higher utilization at our Carteret, New Jersey refined products storage facility,” continued Dang. “Earnings contributions from our Jones Act tanker business were higher compared to the first quarter of 2022 on higher average charter rates, as the market continued to strengthen during the quarter due to improving supply and demand fundamentals. The fleet is fully contracted under term charter agreements.”

“CO2 business segment earnings were down compared to the first quarter of 2022, primarily due to lower realized natural gas liquids (NGL) and CO2 prices, as well as lower NGL, CO2 and crude volumes. Our realized weighted average crude oil price for the quarter was relatively flat at $67.15 per barrel, while our weighted average NGL price for the quarter was down 22% from the first quarter of 2022 at $34.06 per barrel, and CO2 prices were down $0.30 or 19%,” said Dang. “First quarter 2023 combined net oil production across our fields was down 2% compared to the same period in 2022. Crude volumes for the quarter would have exceeded plan but for an extended outage at SACROC. NGL sales volumes net to KMI were down 13% versus the first quarter of 2022, also primarily due to the outage. CO2 sales volumes were down 3% on a net-to-KMI basis compared to the first quarter of 2022.”

Other News

Corporate
•In January 2023, KMI issued $1.5 billion of 5.20% senior notes due June 2033 to repay maturing debt and for general corporate purposes. The 5.20% rate on the notes was better than budgeted for that issuance.

•During the first quarter of 2023, KMI executed additional secured overnight financing rate, or SOFR, locks and now has $3,445 million, or approximately 50% of its floating rate exposure, locked for the balance of 2023 at rates slightly favorable to budget.

•During the quarter, KMI repurchased approximately 6.8 million shares for $113 million at an average price of $16.62 per share, leaving $1.94 billion in remaining capacity for additional share repurchases.

Natural Gas Pipelines
•Construction is underway to expand PHP’s capacity by approximately 550 MMcf/d, increasing natural gas deliveries from the Permian to U.S. Gulf Coast markets. The project is progressing well; however, supply chain constraints for certain components and materials are causing a delay, pushing expected in-service to December 2023. We are working with our vendors and suppliers to minimize the delay to provide this critical additional natural gas takeaway out of the Permian Basin as soon as possible. PHP is jointly owned by subsidiaries of KMI, Kinetik Holdings Inc. and Exxon Mobil Corporation. KMI is the operator of PHP.

•Construction activities are underway on all three of the compressor stations involved in TGP’s approximately $263 million East 300 Upgrade project. TGP recently began construction activities on the remaining compressor station after receiving its Notice to Proceed from the Federal Energy Regulatory Commission on February 3, 2023. TGP has entered into a long-term, binding agreement with Con Edison to provide approximately 115 MMcf/d of capacity to its distribution system. The expansion project involves upgrading and adding compression facilities on TGP’s system. Pending receipt of all required permits, the project has an expected in-service date of November 1, 2023.

•Permitting activities are underway on a $180 million TGP project that includes a new 32-mile pipeline to transport approximately 245 MMcf/d of natural gas from the existing TGP system to TVA’s proposed 1,450 megawatt generation facility at an existing site in Cumberland, Tennessee. The new generation facility supports TVA’s initiative to build the energy system of the future, focusing on cleaner energy that provides low-cost, reliable electricity to the Tennessee Valley. Pending the receipt of all required permits and clearances, the TGP project has an expected in-service date of September 1, 2025.

Products Pipelines
•KMI’s Southern and Northern California RD hubs were placed in commercial operation on April 3, 2023. These hubs are now the most efficient and least carbon intensive method of transporting RD from the Los Angeles refinery basin to San Diego and the Inland Empire and from the San Francisco Bay area to Sacramento, San Jose and Fresno. These initial phases of both hubs are fully subscribed with customer commitments.

Terminals
•Detailed engineering and design work has commenced on KMI’s latest expansion to the company’s industry-leading RD and sustainable aviation fuel feedstock storage and logistics offering in its lower Mississippi River hub. The scope of work at its Geismar River Terminal in Geismar, Louisiana includes the construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity as well as various marine, rail and pipeline infrastructure improvements. The approximately $52 million project, which is supported by a long-term commercial commitment, is expected to be in service by the fourth quarter of 2024.

•Commissioning activities have commenced on significant portions of the renewable feedstock storage and logistics hub at KMI’s Harvey, Louisiana facility. A majority of the tanks involved in the initial phase of the project have been placed in service, with the balance to follow in the coming weeks. Upon completion, the facility will serve as a hub in the U.S. where Neste, a leading provider of RD and sustainable aviation fuel, will store a variety of feedstocks such as used cooking oil. This approximately $80 million project will produce an attractive return and is supported by a long-term commercial commitment from Neste.

•Field work continues on a previously-announced project that will significantly reduce the emissions profile of KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment will address emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals and will generate an attractive return on invested capital. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities is approximately 34,000 metric tons per year, or a 38% reduction in total facility greenhouse gas emissions, versus 2019 (pre-pandemic) emissions. The project is expected to be in service by the third quarter of 2023.

Energy Transition Ventures
•The Twin Bridges landfill RNG facility is in the final stage of commissioning and is expected to be placed in service in the coming weeks. KMI will begin monetizing renewable identification numbers (RINs) from Twin Bridges in the third quarter of 2023. Together with the Indiana RNG projects under construction at the Liberty and Prairie View landfills, which are expected to be completed in the coming months, these three projects will add approximately 3.9 Bcf to KMI’s total annual RNG capacity upon completion.

•KMI continues to make progress on its previously announced conversion of Autumn Hills to an RNG facility, with permitting and engineering design underway. The site is expected to be placed in service in the second quarter of 2024 and generate an additional 0.65 Bcf of RNG annually. The U.S. EPA’s proposed regulations for the Renewable Fuels Standards Program allow for the creation of e-RINs from biogas used to generate electricity in connection with electric vehicles. In light of those regulations, KMI is evaluating whether to keep other sites that the company initially planned to convert to RNG dedicated to producing electricity instead. Doing so could provide earnings upside opportunities with minimal additional capital investment, thus improving the net present value of the investment.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 82,000 miles of pipelines, 140 terminals, 700 billion cubic feet of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 2.3 Bcf per year with an additional 4.6 Bcf in development. Our pipelines transport natural gas, refined petroleum products, renewable fuels, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, renewable fuel feedstocks, chemicals, ethanol, metals and petroleum coke. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, April 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

Non-GAAP Financial Measures

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, and 6.) We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below). The following table summarizes our Certain Items for the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,
	2023	2022
	(In millions)
Certain Items
Fair value amortization	$(4)	$(4)
Change in fair value of derivative contracts (1)	(68)	82
Loss on impairment	67	—
Income tax Certain Items (2)	1	(20)
Other	—	7
Total Certain Items (3)(4)	$(4)	$65

Notes
(1)	Gains or losses are reflected when realized.
(2)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(3)	2023 and 2022 amounts include the following amounts included within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income: (i) $(2) million and $5 million, respectively, included within "Change in fair value of derivative contracts" and (ii) for the 2023 period only, $67 million included within "Loss on impairment" for a non-cash impairment related to our investment in Double Eagle Pipeline LLC in our Products Pipelines business segment.
(4)	2023 and 2022 amounts include, in aggregate, $(8) million and $(44) million, respectively, included within "Interest, net" on the accompanying Preliminary Consolidated Statements of Income which consist of $(4) million in each period of "Fair value amortization" and $(4) million and $(40) million, respectively, of "Change in fair value of derivative contracts."

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items, and further for DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also adjust amounts from joint ventures for income taxes, DD&A, cash taxes and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure used by us, investors and other external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate economic earnings after paying interest expense, paying cash taxes and expending sustaining capital. DCF provides additional insight into the specific costs associated with our assets in the current period and facilitates period-to-period comparisons of our performance from ongoing business activities. DCF is also used by us and external users to compare the performance of companies across our industry. DCF per share serves as the primary financial performance target for purposes of annual bonuses under our annual incentive compensation program and for performance-based vesting of equity compensation grants under our long-term incentive compensation program. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 4.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 6.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 3, and 6.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts from Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934.

Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy evolution-related opportunities; KMI’s 2023 expectations; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2022 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2023	2022
Revenues	$3,888	$4,293
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,215	1,894
Operations and maintenance	639	585
Depreciation, depletion and amortization	565	538
General and administrative	166	156
Taxes, other than income taxes	110	111
Gain on divestitures and impairments, net	—	(10)
Other income, net	(1)	(5)
Total operating costs, expenses and other	2,694	3,269
Operating income	1,194	1,024
Other income (expense)
Earnings from equity investments	165	187
Amortization of excess cost of equity investments	(17)	(19)
Interest, net	(445)	(333)
Other, net	2	19
Income before income taxes	899	878
Income tax expense	(196)	(194)
Net income	703	684
Net income attributable to NCI	(24)	(17)
Net income attributable to Kinder Morgan, Inc.	$679	$667
Class P Shares
Basic and diluted earnings per share	$0.30	$0.29	3%
Basic and diluted weighted average shares outstanding	2,247	2,267	(1)%
Declared dividends per share	$0.2825	$0.2775	2%
Adjusted Earnings (1)	$675	$732	(8)%
Adjusted Earnings per share (1)	$0.30	$0.32	(6)%

Notes
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items; see Table 2 for a reconciliation. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings and DCF Reconciliations
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings	2023	2022
Net income attributable to Kinder Morgan, Inc.	$679	$667	2%
Certain Items (1)
Fair value amortization	(4)	(4)
Change in fair value of derivative contracts	(68)	82
Loss on impairment	67	—
Income tax Certain Items	1	(20)
Other	—	7
Total Certain Items	(4)	65	(106)%
Adjusted Earnings	$675	$732	(8)%

Preliminary Net Income Attributable to Kinder Morgan, Inc. to DCF
Net income attributable to Kinder Morgan, Inc.	$679	$667	2%
Total Certain Items (2)	(4)	65	(106)%
DD&A	565	538
Amortization of excess cost of equity investments	17	19
Income tax expense (3)	195	214
Cash taxes	(1)	(1)
Sustaining capital expenditures	(156)	(115)
Amounts from joint ventures
Unconsolidated JV DD&A	81	77
Remove consolidated JV partners' DD&A	(16)	(11)
Unconsolidated JV income tax expense (4)(5)	26	21
Unconsolidated JV cash taxes (4)	—	—
Unconsolidated JV sustaining capital expenditures	(29)	(12)
Remove consolidated JV partners' sustaining capital expenditures	2	2
Other items (6)	15	(9)
DCF	$1,374	$1,455	(6)%
Weighted average shares outstanding for dividends (7)	2,260	2,280
DCF per share	$0.61	$0.64	(5)%
Declared dividends per share	$0.2825	$0.2775

Notes
(1)	See table included in "Non-GAAP Financial Measures—Certain Items."
(2)	See "Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings" above for a detailed listing.
(3)	To avoid duplication, 2023 and 2022 adjustments for income tax expense exclude $1 million and $(20) million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items."
(4)	Associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(5)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above. See table included in “Non-GAAP Financial Measures—Certain Items."
(6)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(7)	Includes restricted stock awards that participate in dividends.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2023	2022
Net income attributable to Kinder Morgan, Inc.	$679	$667	2%
Certain Items (1)
Fair value amortization	(4)	(4)
Change in fair value of derivative contracts	(68)	82
Loss on impairment	67	—
Income tax Certain Items	1	(20)
Other	—	7
Total Certain Items	(4)	65
DD&A	565	538
Amortization of excess cost of equity investments	17	19
Income tax expense (2)	195	214
Interest, net (3)	453	377
Amounts from joint ventures
Unconsolidated JV DD&A	81	77
Remove consolidated JV partners' DD&A	(16)	(11)
Unconsolidated JV income tax expense (4)	26	21
Adjusted EBITDA	$1,996	$1,967	1%

Notes
(1)	See table included in "Non-GAAP Financial Measures—Certain Items."
(2)	To avoid duplication, 2023 and 2022 adjustments for income tax expense exclude $1 million and $(20) million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items."
(3)	To avoid duplication, 2023 and 2022 adjustments for interest, net exclude $(8) million and $(44) million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items."
(4)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended March 31,
	2023	2022
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,495	$1,184
Certain Items (2)
Change in fair value of derivative contracts	(65)	106
Other	—	7
Natural Gas Pipelines Adjusted Segment EBDA	$1,430	$1,297

Products Pipelines Segment EBDA	$184	$299
Certain Items (2)
Loss on impairment	67	—
Products Pipelines Adjusted Segment EBDA	$251	$299

Terminals Segment EBDA	$254	$238

CO2 Segment EBDA	$172	$192
Certain Items (2)
Change in fair value of derivative contracts	1	16
CO2 Adjusted Segment EBDA	$173	$208

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, gain on divestitures and impairments, net, other income, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See "Non-GAAP Financial Measures—Certain Items."

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended March 31,
	2023	2022
Natural Gas Pipelines (1)
Transport volumes (BBtu/d)	40,400	39,319
Sales volumes (BBtu/d)	2,117	2,515
Gathering volumes (BBtu/d)	3,325	2,817
NGLs (MBbl/d) (1)	35	32
Products Pipelines (MBbl/d)
Gasoline (2)	948	940
Diesel fuel	328	369
Jet fuel	271	242
Total refined product volumes	1,547	1,551
Crude and condensate	460	486
Total delivery volumes (MBbl/d)	2,007	2,037
Terminals (1)
Liquids leasable capacity (MMBbl)	78.3	78.2
Liquids leased capacity %	92.8%	90.6%
Bulk transload tonnage (MMtons)	13.4	13.0
CO2
SACROC oil production	18.90	19.27
Yates oil production	6.74	6.79
Other	2.61	2.91
Total oil production - net (MBbl/d) (3)	28.25	28.97
NGL sales volumes - net (MBbl/d) (3)	8.16	9.41
CO2 sales volumes - net (Bcf/d)	0.36	0.37
Realized weighted average oil price ($ per Bbl)	$67.15	$66.90
Realized weighted average NGL price ($ per Bbl)	$34.06	$43.68

CO2 Segment Hedges	Remaining 2023	2024	2025	2026	2027
Crude Oil (4)
Price ($ per Bbl)	$64.67	$62.45	$61.98	$65.32	$62.23
Volume (MBbl/d)	23.57	15.50	10.05	5.30	0.50
NGLs
Price ($ per Bbl)	$55.11	$36.23
Volume (MBbl/d)	3.82	0.04
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$1.00	$1.15
Volume (MBbl/d)	21.00	2.75
Argus Calendar Monthly Average Basis Spread
Price ($ per Bbl)	$0.91	$0.43
Volume (MBbl/d)	21.25	2.50

Notes
(1)	Volumes for acquired pipelines are included for all periods, however, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for facilities divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	March 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$416	$745
Other current assets	2,280	3,058
Property, plant and equipment, net	35,639	35,599
Investments	7,616	7,653
Goodwill	19,965	19,965
Deferred charges and other assets	3,015	3,058
Total assets	$68,931	$70,078
Liabilities and Stockholders' Equity
Short-term debt	$2,160	$3,385
Other current liabilities	2,615	3,545
Long-term debt	29,139	28,288
Debt fair value adjustments	207	115
Other	2,696	2,631
Total liabilities	36,817	37,964
Other stockholders' equity	31,098	31,144
Accumulated other comprehensive loss	(341)	(402)
Total KMI stockholders' equity	30,757	30,742
Noncontrolling interests	1,357	1,372
Total stockholders' equity	32,114	32,114
Total liabilities and stockholders' equity	$68,931	$70,078

Net Debt (1)	$30,884	$30,936

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	March 31,	December 31,
	2023	2022
Net income attributable to Kinder Morgan, Inc.	$2,560	$2,548
Total Certain Items (3)	18	88
DD&A	2,213	2,186
Amortization of excess cost of equity investments	73	75
Income tax expense (4)	728	747
Interest, net (4)	1,599	1,524
Amounts from joint ventures
Unconsolidated JV DD&A	327	323
Less: Consolidated JV partners' DD&A	(54)	(50)
Unconsolidated JV income tax expense	81	75
Adjusted EBITDA	$7,545	$7,516

Net Debt-to-Adjusted EBITDA	4.1	4.1

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(1) million and $(8) million as of March 31, 2023 and December 31, 2022, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in "Non-GAAP Financial Measures—Certain Items."
(4)	Amounts are adjusted for Certain Items. See "Non-GAAP Financial Measures—Certain Items" for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2023	2022
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$679	$667
Net income attributable to noncontrolling interests	24	17
DD&A	565	538
Amortization of excess cost of equity investments	17	19
Deferred income taxes	190	190
Earnings from equity investments	(165)	(187)
Distribution of equity investment earnings (1)	188	165
Working capital and other items (2)	(165)	(325)
Cash flow from operations	1,333	1,084
Capital expenditures (GAAP)	(507)	(407)
FCF	826	677
Dividends paid	(627)	(616)
FCF after dividends	$199	$61

Notes
(1)	Excludes distributions from equity investments in excess of cumulative earnings of $61 million and $50 million for the three months ended March 31, 2023 and 2022, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(2)	Includes non-cash impairments recognized. See table included in "Non-GAAP Financial Measures—Certain Items" for more information.